Exhibit 16.1

November 16, 2010

Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

Commissioners:

We have read the statements made by AVT, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of AVT, Inc. dated November 8, 2010.  We do not agree with the statements concerning our Firm in such Form 8-K.  There were disagreements with our Firm regarding the application of generally accepted accounting principles in the United States of America.

Very truly yours,

/s/ De Joya Griffith & Company, LLC